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                               LLC OPERATING AGREEMENT
                                         FOR
                                BCC ACQUISITION II LLC

     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT is made as of June 30, 1998, by and between The Bay City Capital Fund I, L.P. (the "MANAGER" and a "MEMBER") and Bay Investment Group, L.L.C. ("BIG", a "MEMBER" and, with the Manager, the "MEMBERS").

                                       RECITALS

     A. On June 24, 1998, a Certificate of Formation (the "CERTIFICATE") for BCC ACQUISITION II LLC (the "COMPANY"), a limited liability company formed under the laws of the State of Delaware, was filed with the Delaware Secretary of State.

     B. The Members desire to adopt and approve an operating agreement (the "OPERATING AGREEMENT" or "AGREEMENT") for the Company.

     C. The business of the Company shall be managed, pursuant to this Operating Agreement, exclusively by the Manager, who shall not be removable.

     NOW, THEREFORE, the Members by this Agreement set forth the Operating Agreement for the Company under the Delaware Limited Liability Company Act (the "ACT") upon the terms and subject to the conditions of this Agreement:

                                      ARTICLE I
                    ORGANIZATIONAL MATTERS AND CERTAIN DEFINITIONS


     1.1. NAME. The name of the Company shall be "BCC ACQUISITION II LLC". The Company may conduct business under that name or any other name approved by the Manager.

     1.2. TERM. The term of the Company commenced on the date of the filing of the Certificate and, unless sooner terminated under Section 9.1, shall terminate on December 31, 2020.

     1.3. OFFICE AND AGENT. The Company shall continuously maintain an office and registered agent in the State of Delaware as required by the Act. The principal office of the Company shall be care of Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805 or such location as the Manager may determine. The registered agent shall be as stated in the Certificate or as otherwise determined by the Manager.



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     1.4.  BUSINESS OF THE COMPANY.  The Company may engage in any lawful act or activity for which limited liability companies may be organized under the Act.

     1.5. CERTAIN DEFINITIONS. When used in this Agreement, the following terms not elsewhere defined shall have the meanings set forth below:

           "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

           "NET PROFITS" and "NET LOSSES" shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles.

           "TREASURY REGULATIONS" shall mean the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

                                      ARTICLE II
                         CAPITAL COMMITMENT AND CONTRIBUTIONS


     2.1. CAPITAL COMMITMENT. The Manager'S aggregate capital commitment hereunder is $10,000,000. BIG's aggregate capital commitment hereunder is $9,047,004.

     2.2. CAPITAL CONTRIBUTION. Upon the request of the Manager for capital contributions, each of the Members shall make capital contributions to the Company up to such Member's aggregate capital commitment, provided that no Member shall be obligated to make a capital contribution other than related to the Common Stock Purchase Agreement dated June 30, 1998 between the Company and Diametrics Medical, Inc., the Note Purchase Agreement referred to therein and the transactions contemplated by either of such documents or operating expenses of the Company. All capital contributions shall be made first by the Manager (up to $$10,000,000 in the aggregate) and then by BIG (up to $9,047,004 in the aggregate).

     2.3. CAPITAL ACCOUNTS. The Company shall establish an individual capital account ("CAPITAL ACCOUNT") for each Member. Capital Accounts shall be increased by the amount of each Member's capital contributions and shares of Net Profits, and decreased by each Member's capital distributions and shares of Net Losses.

     2.4. NO INTEREST. The Company shall not pay any interest on capital contributions.


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                                     ARTICLE III
                                       MEMBERS


     3.1. ADMISSION OF ADDITIONAL MEMBERS. The Manager may admit to the Company additional Members who will participate in the Net Profits, Net Losses and distributions of the Company on such terms as are determined by the Manager.

     3.2. WITHDRAWALS OR RESIGNATIONS. No Member may withdraw or resign as a Member without the consent of the Manager.

     3.3. PAYMENTS TO MEMBERS. Except as specified in this Agreement or pursuant to a transaction permitted by Section 4.5, no Member is entitled to remuneration for services rendered or goods provided to the Company.

                                      ARTICLE IV
                        MANAGEMENT AND CONTROL OF THE COMPANY


     4.1.  MANAGEMENT BY MANAGER.  The business of the Company shall be
conducted by the Manager, who shall not be removable by the Members.   Except as
otherwise required by law or set forth herein, the Manager shall have full and complete authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, to represent the Company vis-a-vis third parties and to perform any and all other acts or activities customary or incident to the management of the Company'S business, property and affairs. Without limiting the foregoing, the Members shall have no rights to vote on any matter except as required by law, it being the intention of the Members to vest the management of the Company to the fullest extent possible in the Manager.

     4.2. MEMBER APPROVAL. No annual or regular meetings of the Members are required to be held. In any instance in which the approval of the Members is required under the Act, such approval may be obtained in any manner permitted by the Act, including by written consent.

     4.3. DEVOTION OF TIME. The Manager shall not be obligated to devote all or any particular amount of its time or business efforts to the Company.

     4.4. COMPETING ACTIVITIES. The Members (including the Manager) may engage or invest in any activity, including, without limitation, those that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other activities or to the income or proceeds derived therefrom. No Member shall be obligated to present any investment opportunity to the Company, even if the opportunity is of the character that, if presented to the Company,


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could be taken by the Company.  Each Member shall have the right to hold any investment opportunity for its own account or to recommend such opportunity to persons other than the Company. The Members acknowledge that certain Members may own and/or manage other businesses, including businesses that may compete with the Company and for the Members' time. Each Member hereby waives any and all rights and claims which such Member may otherwise have against the other Members as a result of any of such activities.

     4.5. TRANSACTIONS BETWEEN THE COMPANY AND THE MEMBERS. Notwithstanding that it may constitute a conflict of interest, a Member (including the Manager) and its affiliates may engage in any transaction with the Company so long as such transaction is approved by the Manager or, if the transaction is between the Company and the Manager or an affiliate of the Manager, the other Member.

                                      ARTICLE V
             ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS


     5.1. ALLOCATIONS OF NET PROFIT AND NET LOSS. Net Profits and Net Losses shall be allocated to the Members in proportion to their Capital Accounts.

     5.2. DISTRIBUTIONS OF ASSETS BY THE COMPANY. Subject to applicable law, the Manager may cause the Company from time to time to make distributions to the Members. Distributions shall be first to the Members in proportion to their Capital Accounts. In the event any distribution exceeds that which is permissible under the Act, any Member receiving such distribution shall, at the request of the Manager, return such excess to the Company.

                                      ARTICLE VI
                         TRANSFER AND ASSIGNMENT OF INTERESTS


     6.1. TRANSFER AND ASSIGNMENT OF INTERESTS. Except as provided in Sections 6.3 and 6.4, no Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its interest in the Company (collectively, "TRANSFER") except with the prior approval of the Manager. The Manager may not transfer its interest without the consent of each of the other Members.

     6.2. SUBSTITUTION OF MEMBERS. A transferee of a membership interest shall have the right to become a substitute Member only if (i) consent of the Manager is given in accordance with Section 6.1, (ii) such person executes an instrument satisfactory to the Manager accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with its admission as a new Member. The admission of a substitute Member shall not result in the release of the


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Member who assigned the membership interest from any liability that such Member may have to the Company.

     6.3. TRANSFERS IN VIOLATION OF THIS AGREEMENT AND TRANSFERS OF PARTIAL MEMBERSHIP INTERESTS. Upon a transfer in violation of this Article VI, the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member, and such transferee shall not be considered a Member for any purpose other than receipt of the economic interests described in the next sentence. Such transferee shall only be entitled to receive the share of the Company's Net Profits, Net Losses and distributions of the Company's assets to which the transferor would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Manager, a transfer in violation of this Article VI would cause the termination of the Company under the Code, the transfer shall be null and void.

     6.4. PERMITTED TRANSFERS TO AFFILIATES OF BIG. BIG and its successors and assigns shall have the right to transfer its interest in the Company if such interest is transferred to an affiliate of BIG or of such successor or assign, as the case may be. For purposes hereof, "affiliate" with respect to BIG shall mean (A) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (B) all trusts for the benefit of any person described in clause (A) and the trustees of such trusts; (C) all legal representatives of any person or trust described in clauses (A) or (B); and (D) all partnerships, corporations, limited liability companies or other entities owned by or controlling, controlled by or under common control with any person, trust or other entity described in clauses (A), (B), (C) or (D). "Control" for these purposes shall mean, the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any person entity.

                                     ARTICLE VII
                             CONSEQUENCES OF WITHDRAWAL,
                        BANKRUPTCY, OR DISSOLUTION OF MANAGER


     7.1. DISSOLUTION EVENT. Upon the withdrawal, bankruptcy, or dissolution of the Manager ("DISSOLUTION EVENT"), the Company shall dissolve unless the remaining Members and the transferee of the Manager unanimously elect, within 90 days of such Dissolution Event, to continue the business of the Company.

                                     ARTICLE VIII
                      ACCOUNTING, RECORDS, REPORTING BY MEMBERS


     8.1. BOOKS AND RECORDS. The books and records of the Company shall be kept in accordance with generally accepted accounting principles, or such other method as the Manager may determine. Such books and records shall include:


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           A.    A current list of the full name and last known business or residence address of each Member, together with the capital contributions, Capital Account of each Member;

           B. A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

           C. Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

           D. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

           E. Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

           F. The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

     8.2. REPORTS. The Company shall cause to be prepared at least annually information necessary for the preparation of the Members' federal and state income tax returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

     8.3. BANK ACCOUNTS. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person. Only the Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company for the purpose of deposit into the Company'S accounts, as well as sign checks, drafts, and other instruments obligating the Company to pay money.

     8.4. TAX MATTERS FOR THE COMPANY. Unless the Manager designates another Member as such, the Manager shall be the "Tax Matters Partner" (as defined in Code Section 6231), to represent the Company (at the Company's expense) in connection with all examinations of the Company'S affairs by tax authorities and to expend Company funds for professional services and costs associated therewith.


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                                      ARTICLE IX
                              DISSOLUTION AND WINDING UP


     9.1. CONDITIONS OF DISSOLUTION. The Company shall dissolve upon the occurrence of any of the following events:

           A.    Upon the entry of a decree of judicial dissolution pursuant to
Section 18-802 of the Act;

           B.    Upon the election of the Manager to dissolve the Company; or

           C. The occurrence of a Dissolution Event (unless an election to continue the Company is made pursuant to Section 7.1).

     9.2. WINDING UP. Upon the dissolution of the Company, the Company's assets shall be disposed of and its affairs wound up by the Manager or, if there be no Manager, the remaining Members.

     9.3. ORDER OF PAYMENT OF LIABILITIES UPON DISSOLUTION. After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company'S taxable year during which liquidation occurs and deemed income or loss attributable to any unrealized gain or loss on distributed assets computed as if the assets of the Company were sold at their then fair market value.

     9.4. LIMITATIONS ON PAYMENTS MADE IN DISSOLUTION. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely at the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its capital contribution and/or share of Net Profits against any other Member.

                                      ARTICLE X
                                   INDEMNIFICATION


     10.1. INDEMNIFICATION. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a Member, Manager, or agent of the Company to the same extent provided for a Member, Manager, or agent in the Limited Liability Company Operating Agreement of Bay City Capital LLC dated as of June 24, 1997 (as may be amended from time to time), all as if such Member, Manager, or agent of the Company were a Member, Manager, or agent of Bay City Capital LLC.


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                                      ARTICLE XI
                              INVESTMENT REPRESENTATIONS

     Each Member hereby represents and warrants to, and agrees with, the other Members, and the Company as follows:

     11.1. PREEXISTING RELATIONSHIP OR EXPERIENCE. The Member has a preexisting personal or business relationship with the Company or its Members, or by reason of the Member's business or financial experience, or by reason of the business or financial experience of the Member's financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, the Member is capable of evaluating the risks and merits of an investment in the Company and of protecting the Member's own interests in connection with this investment.

     11.2. NO ADVERTISING. The Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the membership interest.

     11.3. INVESTMENT INTENT. The Member is acquiring the membership interest for the Member's own account only and not with a view to or for sale in connection with any distribution of all or any part of the membership interest. No other person will have any direct or indirect beneficial interest in or right to the membership interest.

                                     ARTICLE XII
                                    MISCELLANEOUS


     12.1. COMPLETE AGREEMENT. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall control.

     12.2. BINDING EFFECT. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

     12.3. INTERPRETATION. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be


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implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member.

     12.4. JURISDICTION. Each Member hereby consents to the jurisdiction of the state and federal courts sitting in California or Delaware in any action on a claim arising out of, under or in connection with this Agreement, or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over the Member may be effected by service of process by registered or certified mail addressed as provided in Section 12.6 of this Agreement, and that when so made shall be as if served upon the Member personally within the State of California or the State of Delaware.

     12.5. SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     12.6. NOTICES. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in the signature page hereto. Any party may, at any time by giving five (5) days' prior written notice to the other Members, designate any other address in substitution of the foregoing address to which such notice will be given.

     12.7. AMENDMENTS. All amendments to this Agreement shall be in writing and signed by all of the Members.

     12.8. MULTIPLE COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of any executed counterpart to this Agreement by facsimile shall be the same as delivery of an original counterpart.

     12.9. ATTORNEY FEES. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys' fees and expenses.

                       [THE NEXT PAGE IS THE SIGNATURE PAGE]



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     IN WITNESS WHEREOF, each of the Members of BCC ACQUISITION II LLC have executed this Agreement, effective as of the date written above.


                              THE BAY CITY CAPITAL FUND I, L.P.

                              Address:  c/o Bay City Capital LLC
                                        750 Battery Street, Suite 600
                                        San Francisco, CA  94111

                              By:  Bay City Capital Management LLC

                              Its:  General Partner

                              By:     /s/ JOHN D. DIEKMAN
                                 --------------------------------------

                              Name:   John D. Diekman
                              Title:  Managing Partner

                              BAY INVESTMENT GROUP, L.L.C.

                              Address:  200 West Madison Street
                                        Suite 3800
                                        Chicago, IL  60606

                              By:     /s/ THOMAS J. PRITZKER
                                 --------------------------------------
                              Name:   Thomas J. Pritzker
                              Title:  Co-Trustee of R.A. Trust No. 25, a
                                      general partner of R.A. Investment
                                      Group, a member of Bay Investment
                                      Group, L.L.C.

                              By:     /s/ MARSHALL E. EISENBERG
                                 --------------------------------------

                              Name:   Marshall E. Eisenberg
                              Title:  Co-Trustee of R.A. Trust No. 25, a
                                      general partner of R.A. Investment
                                      Group, a member of Bay Investment
                                      Group, L.L.C.


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